                                              This filing is made pursuant
                                              to Rule 424(b)(3) under
                                              the Securities Act of
                                              1933 in connection with
                                              Registration No. 333-31442
PROSPECTUS

                                 627,290 shares

                             AVANIR PHARMACEUTICALS

                       Class A Common Stock, no par value

                           -------------------------

     We are registering for resale 627,290 shares of our Class A common stock, no par value per share, on behalf of the selling shareholders listed on page 10.

     We will not receive any proceeds from the selling shareholders' sale of their shares of Class A common stock. Any net proceeds that we receive upon exercise of the stock purchase warrants by the selling shareholders will be added to working capital.

                           -------------------------

     Our Class A common stock trades on the OTC Bulletin Board under the trading symbol "AVNR". On February 29, 2000, the closing bid price of our Class A common stock was $2.34 and the closing asked price of our Class A common stock was $2.44.

                           -------------------------

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES SEVERAL RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           -------------------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR
                                  DISAPPROVED
  OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                    This prospectus is dated March 8, 2000.

                             AVANIR PHARMACEUTICALS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
The Company.................................................    1
Forward Looking Statements..................................    3
Risk Factors................................................    3
Description of Securities...................................    9
Use of Proceeds.............................................   10
Selling Shareholders........................................   10
Plan of Distribution........................................   11
Legal Matters...............................................   13
Experts.....................................................   13
Available Information.......................................   13
Incorporation of Certain Information by Reference...........   14

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

     The shares of our Class A common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents.

                                    SUMMARY

     On behalf of our selling shareholders, we are registering for resale 627,290 shares of our Class A common stock, which consists of:

     - 194,704 shares of Class A common stock that are issuable upon the exercise of a Class M stock purchase warrant that we issued to AMRO International, S.A. in connection with the $1.5 million financing that we completed with AMRO International, S.A. and Endeavour Capital Fund, S.A. on November 23, 1999;

     - 194,704 shares of Class A common stock that are issuable upon the exercise of a Class M stock purchase warrant that we issued to Endeavour Capital Fund, S.A. in connection with the $1.5 million financing;

     - 38,941 shares of Class A common stock that are issuable upon the exercise of a Class M stock purchase warrant that we issued to Ladenburg Thalmann & Co., Inc. in connection with the $1.5 million financing;

     - 38,941 shares of Class A common stock that are issuable upon the exercise of a Class M stock purchase warrant that we issued to Thomas Systems, Inc. in connection with the $1.5 million financing;

     - 95,000 shares of Class A common stock that we issued to Lisa Katz in accordance with the terms of a settlement agreement, dated as of January 28, 2000; and

     - 65,000 shares of Class A common stock that we issued to Lee Katz in accordance with the terms of the same settlement agreement.

     You should read the following information about our company, together with the more detailed information about the securities underlying this offering, contained elsewhere in this prospectus. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our Class A common stock involves a high degree of risk. Our financial statements and related notes are not included in this prospectus, but are incorporated by reference in the exhibits located at the end of this prospectus.

                                  THE COMPANY

     We are a development stage company organized to discover, develop and market novel therapeutic products to treat human diseases. Since our inception in 1988, we have operated in one business segment -- pharmaceutical product development.

     Docosanol 10% Cream: Docosanol 10% cream, a topical treatment for oral-facial herpes or more commonly known as cold sores or fever blisters, is our lead therapeutic product that we have been developing for over eight years. In November 1999, the U.S. Food and Drug Administration informed us that our clinical data for docosanol 10% cream would be sufficient for approval as an over-the-counter product, provided that the FDA finds no serious discrepancies from a site audit conducted at one of our clinical study sites in The Netherlands. We currently are waiting for the FDA's assessment of this site audit. We also have submitted proposed OTC product labeling for docosanol 10% cream, which also is being evaluated by the FDA. If our new drug application is approved by the FDA, then docosanol 10% cream will be the first OTC product for cold sore treatment that will have an FDA-approved new drug application to support claims made about the product's performance.

     On December 20, 1999, we signed a letter of intent with SmithKline Beecham (NYSE: SBH) for rights to market docosanol 10% cream in the North American OTC market as a treatment for recurrent oral-facial herpes. At this time, we can provide no assurance that we will:

     - Establish a license agreement with SmithKline Beecham or any major pharmaceutical company on favorable terms;

     - Obtain a successful site audit, as required by the FDA; or

     - Agree with the FDA in a timely manner on labeling of the product.

     Furthermore, we can give no assurance that the proceeds from a marketing partnership will be sufficient to continue our other drug discovery and development programs currently underway.

     Other Proposed Products: We also are engaged in much earlier stages of research and/or development of several other potential therapeutic products, including potential new drugs for the treatment of allergies, asthma and inflammatory diseases. These additional products will not be available for sale to the market for several years, if at all.

     Our address is 9393 Towne Centre Drive, Suite 200, San Diego, California 92121, and our telephone number is (858) 558-0364. Our e-mail address is ghanson@avanir.com, and our home page address is http://www.avanir.com.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained below and in our other SEC filings such as our Form 10-K for the fiscal year ended September 30, 1999. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

                                  RISK FACTORS

We are a development stage company with a history of continuing losses and a limited amount of capital reserves.

     In the Independent Auditors' Report on our financial statements for the fiscal year ended September 30, 1999, our auditors indicated that we would need to raise additional capital to continue as a going concern. From our inception through September 30, 1999, we have generated only limited revenues and have incurred net losses totaling approximately $62.1 million. Further, we expect to continue to incur operating losses related to research and development and marketing activities, unless we obtain approval from the FDA of our new drug application for docosanol 10% cream and we enter into a license agreement with SmithKline Beecham. Docosanol 10% cream still requires regulatory approval before it can be sold in the marketplace. Even if the FDA approves our new drug application and we enter into a licensing agreement with SmithKline Beecham for docosanol 10% cream, we cannot assure you that these events will occur in a timely manner. If we incur any significant delays, then we would have to defer our development programs or raise additional financing earlier than we currently contemplate. We also will likely need to raise additional financing to support research and development efforts that we believe are necessary to develop new drugs.

Our ability to market and sell docosanol 10% cream is uncertain because we have not reached a final agreement with SmithKline Beecham or any other pharmaceutical company to market and sell the product in the OTC market.

     We do not have and do not expect to have in the foreseeable future the resources to manufacture or market directly on a large commercial scale docosanol 10% cream or any other proposed products that we may develop. We have entered into collaborative arrangements with manufacturing and distribution companies in our efforts to commercialize docosanol 10% cream. These collaborative arrangements likely will cause higher costs or the sharing of profits with third parties. A potential marketing partner may choose not to use any of our negotiated agreements. Due to the uncertain nature of the market's acceptance of docosanol 10% cream as a topical treatment for oral-facial herpes, we cannot assure you that any license fees and royalties from licensing docosanol 10% cream will attain a level of revenue sufficient to sustain our operations.

     The timing of the product launch for docosanol 10% cream could be delayed if our discussions and negotiations with SmithKline Beecham are delayed or extended. For example, decisions involving the licensing of a pharmaceutical product likely will involve a substantial amount of due diligence on the part of both us and SmithKline Beecham. In addition, our ability to negotiate terms of the amount of advertising and promotion expense by SmithKline Beecham may be limited. We cannot provide any assurance that, if a license agreement is negotiated, we and SmithKline Beecham will develop effective advertising or that consumers will select our product.

     We have entered into several licensing agreements to cover the clinical development, manufacturing and marketing of docosanol 10% cream in foreign markets. We might not finalize any licensing or distributorship arrangements for territories not covered by existing agreements on favorable terms, if at all. We ultimately may establish our own manufacturing and/or marketing capabilities, at least for specific proposed products, which likely would require substantial additional funds and personnel.

Our amended new drug application for docosanol 10% cream may not receive FDA approval.

     We cannot assure you that the FDA will approve docosanol 10% cream as an OTC product or that the FDA will approve our proposed OTC labeling. Failure to receive FDA marketing approval could affect materially and adversely our business operations and financial condition.

     On October 29, 1999, the Center for Drug Evaluation and Research informed us that the clinical data on the effectiveness of docosanol 10% cream in treating recurrent oral-facial herpes would be sufficient for approval as an OTC product, pending an acceptable audit of the data in one of the clinical studies presented in our new drug application. The FDA asked that we submit proposed product labeling for docosanol 10% cream as an OTC product, which we have completed. We are currently awaiting FDA assessment of the site audit and evaluation of our proposed product labeling.

Neither we nor our licensees may successfully sell docosanol 10% cream as an OTC product.

     If we and/or our licensees pursue commercialization of docosanol 10% cream as an OTC product for cold sores/fever blisters, then we will face the following risks in our efforts to market this product:

     - potential delays in achieving timely compliance with FDA regulations for marketing an OTC product;

     - development in a timely manner of a professional marketing staff and sales communications program to launch the product;

     - difficulty in building product awareness of a new OTC product among customers or retail store decision makers;

     - lack of consumer perception that docosanol 10% cream is superior to existing and potentially new OTC products for oral herpes; and

     - lack of widespread acceptance of docosanol 10% cream in the OTC consumer market.

Docosanol 10% cream, if ultimately marketed, will face intense competition from a number of existing and well-established products.

     If successfully launched, by us or a marketing partner, then docosanol 10% cream will compete with several prescription products for oral-facial herpes currently on the market in the U.S., as well as other products or potential products that are or may be under development or undergoing the FDA regulatory approval process. Most of our competitors, including Glaxo-Wellcome Inc., have greater financial resources, research and development facilities and manufacturing and marketing experience than we do. Docosanol 10% cream may not achieve commercial success in this intense competitive environment, which would severely impact our revenues.

Foreign sales of docosanol 10% cream and other potential products are subject to various foreign trade risks.

     We are exposed to various foreign trade risks relating to the continued development of docosanol 10% cream by foreign licensees. We also may arrange for contracts in the future for the manufacture, marketing and distribution of docosanol 10% cream overseas by foreign licensees, which will be substantially out of our control. Specific risks that could impact significantly our ability to deliver products abroad include:

     - changes in the regulatory and competitive environments in foreign countries;

     - changes in a specific country's or region's political or economic conditions;

     - difficulty in finding foreign partners with sufficient capital to effectively launch the product;

     - shipping delays;

     - difficulties in managing operations across disparate geographic areas;

     - fluctuations in foreign currency exchange rates;

     - difficulties associated with enforcing agreements through foreign legal systems; and

     - trade protection measures such as customs duties and export quotas.

Our failure to comply with government regulations regarding the development, production, testing, manufacturing and marketing of docosanol 10% cream and our other products may affect adversely our operations.

     Governmental authorities in the U.S., including the FDA, and other countries regulate significantly the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take a number of years and require the expenditure of substantial resources. Although we have completed the development of docosanol 10% cream and are waiting for the FDA's approval, we may not obtain regulatory approval for it or any of our other proposed products.

     Failure to obtain, or delays in obtaining, these approvals will affect adversely our business operations, including our ability to commence marketing of any proposed products. We expect to use a significant portion of our financial resources for research and development and the clinical trials necessary to obtain these approvals for our proposed products. We will continue to incur costs of development without any assurance that we will ever obtain regulatory approvals. In addition, we cannot predict the extent to which adverse governmental regulation might arise from future U.S. or foreign legislative or administrative action. Moreover, we cannot predict with accuracy the effect of unspecified, but possible, future changes in the regulatory approval process and in the domestic health care system for which we develop our products. Future changes could affect adversely the time frame required for regulatory review, our financial resources, and the sale prices of our proposed products, if approved for sale.

Unsuccessful research and development programs for proposed new products could affect negatively our business.

     We face substantial risks of failing to complete the development of our early-stage research and development programs in allergy and asthma and other areas. The effectiveness of our preclinical allergy and asthma research performed in vitro or in animal models may not be relevant to the development of, or indicate the efficacy of, a proposed product for human use. Unsuccessful clinical trial results for our proposed products could affect materially and adversely our business operations and financial condition. The development process for medical products is lengthy and capital intensive. Our drug development programs are exposed to all of the risks inherent in product development based on innovative technologies, including unanticipated development problems and the possible lack of funding that could result in the abandonment or substantial change in the development of a specific product.

Difficulties in acquiring in-licensed technologies that we believe are necessary to fill our product development pipeline may negatively affect our stock price and restrict our growth.

     We will face intense competition for these in-licensed products and technologies. In addition, we might not locate suitable products and technologies to fit our strengths or obtain them on acceptable terms, or have the financial resources to develop products from the in-licensed technology. Our inability to add these technologies and products to our product development pipeline will hinder our growth and may affect negatively our business.

     Our business strategy is to in-license products and/or technologies at various stages in the drug development pipeline. To achieve this objective, we must have the financial resources to acquire and/or in-license new products and technologies and develop and market the products, once approved. For example, we signed a letter of intent with IriSys Research and Development, LLC in February 1999 to license world-wide rights to a product intended for use in a condition associated with neurodegenerative diseases and pain. However, due to limited financial resources in fiscal year 1999, we deferred negotiations of a final agreement with IriSys to in-license the product. We can provide no assurance that we will in-license this or any other product or technology.

Our failure to retain key management and scientific personnel could affect negatively our business.

     Our success depends on the performance of a small core staff of key management and scientific employees. Given our early stage of development, we depend substantially on our ability to hire, train, retain and motivate high quality personnel, especially our scientists and management team. If we were to lose one or more of our key scientists, then we would lose the history and knowledge that they have which could substantially delay one or more of our development programs until adequate replacement personnel could be hired and trained.

     Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified, technical, sales, marketing and customer service personnel. The employment and employee retention agreements with several of our key employees are limited in scope and provide no real assurance that any of these people will continue their employment with our company. We do not have "key person" life insurance policies. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel, which creates intense competition for qualified personnel, particularly in product research, development, sales and marketing.

Our patents may be challenged and our pending patents may be denied, which would seriously jeopardize our ability to compete in the intended markets for our proposed products.

     We rely substantially on the protection of our intellectual property, with 19 worldwide docosanol patents and 24 additional docosanol-related patent applications pending. We also have ten patents issued or pending on other products and technologies. Because of the competitive nature of the bio-pharmaceutical industry, we cannot assure you that:

     - the claims in the pending patent applications will be allowed or that we will even be issued patents;

     - present and future competitors will not develop similar or superior technologies independently, duplicate our technologies or design around the patented aspects of our technologies;

     - our proposed technologies will not infringe other patents or rights owned by others, including licenses which may not be available to us;

     - any issued patents will provide us with significant competitive advantages; or

     - challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that these challenges will not be successful.

Our inability to obtain or maintain patent protections for our products in foreign markets may affect negatively our financial condition.

     The process for the approval of patent applications in foreign countries may differ significantly from the process in the U.S., which may delay our plans to market and sell docosanol 10% cream in the international market place. Approval in one country does not necessarily indicate that approval can be obtained in other countries. The patent authorities in each country administer that country's laws and regulations relating to patents independently of the laws and regulations of any other country and we must seek and obtain the patents separately. Our inability to obtain or maintain patent protections for docosanol 10% cream in foreign markets would hamper severely our ability to generate international sales from our first proposed product.

If we do not protect our technical innovations, then our business may be negatively affected.

     We rely substantially on confidentiality agreements to protect our innovations. We cannot assure you that secrecy obligations will be honored, or that others will not develop independently similar or superior technology. In addition, if our consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, then disputes may arise as to the proprietary rights to this information in which we may not receive a favorable resolution.

Developing new pharmaceutical products for human use involves product liability risks, for which we currently have limited insurance coverage.

     The testing, marketing and sale of pharmaceutical products involve the risk of product liability claims by consumers and other third parties. We have maintained product liability insurance coverage for our clinical trials in the amount of $2 million per incident and in the aggregate. However, product liability claims can be high in the pharmaceutical industry and our insurance may not cover sufficiently all possible liabilities. If a suit against our business or proposed products is successful, then the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, various distributors of pharmaceutical products require minimum product liability insurance coverage before their purchase or acceptance of products for distribution. Failure to satisfy these insurance requirements could impede our ability to achieve broad distribution of our proposed products.

Our Class A common stock was delisted from the Nasdaq National Market System and now trades on the OTC Bulletin Board.

     Because our Class A common stock currently trades on the OTC Bulletin Board, shareholders are exposed to various risks, including:

     - the liquidity of our Class A common stock is significantly lower as an OTC Bulletin Board traded security;

     - the OTC Bulletin Board does not provide the same level of service or information to our shareholders; and

     - various brokers may be restricted in making recommendations to their clients about our Class A common stock.

     We can provide no assurance as to how quickly we can regain compliance with the Nasdaq or any other market listing requirements, if ever.

We may issue additional shares of our Class A common stock that may dilute the value of our Class A common stock to current shareholders and may affect adversely the market price of our Class A common stock.

     If we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of Class A common stock, then the value of the shares of Class A common stock then outstanding will be diluted or reduced. For example, we potentially may issue and register up to 8,137,388 shares of our Class A common stock under a two-year, $13 million equity line agreement with Promethean Investment Group, L.L.C. that could result in dilution in your ownership position in the company. Depending on the price per share of our Class A common stock during the next two years, we may need to register additional shares for resale to access the full amount of financing available.

     In addition, there will be a dilutive effect on the shares of our Class A common stock from the conversion or exercise of other outstanding securities. As of February 29, 2000, the following securities exercisable or convertible into shares of Class A common stock were outstanding:

     - stock options to purchase an aggregate of 7,387,553 shares of Class A common stock at exercise prices ranging from $0.30 to $6.44 per share, and 28,000 shares of Class B common stock at an exercise price of $0.50 per share;

     - Class G stock purchase warrant exercisable into 3,635,783 shares of Class A common stock at an exercise price of $1.375 per share;

     - Class H stock purchase warrant exercisable into 100,000 shares of Class A common stock at an exercise price of $2.40 per share;

     - Class I stock purchase warrant exercisable into 368,000 shares of Class A common stock at an exercise price of $0.78125 per share;

     - Class J stock purchase warrants exercisable into 50,000 shares of Class A common stock at exercise price of $0.9144 per share;

     - Class K stock purchase warrant exercisable into 375,000 shares of Class A common stock at an exercise price of $1.125 per share;

     - Class L stock purchase warrant exercisable into 55,000 shares of Class A common stock at an exercise price of $1.1875 per share;

     - Class M stock purchase warrants exercisable into 467,290 shares of Class A common stock at an exercise price of $1.284 per share;

     - Class N stock purchase warrants exercisable into 263,014 shares of Class A common stock at an exercise price of $2.44 per share; and

     - 440,000 shares of Class B common stock each convertible into one share of Class A common stock.

     Sales in the public market of shares of Class A common stock that underlie stock options and warrants may affect adversely the prevailing market prices for shares of Class A common stock. Negative price movements in the shares of Class A common stock likely would affect adversely our ability to obtain additional equity capital on favorable terms, if at all.

                           DESCRIPTION OF SECURITIES

CLASS M STOCK PURCHASE WARRANTS

     On November 23, 1999, we entered into a loan agreement for $1.5 million in financing with AMRO International, S.A. and Endeavour Capital Fund, S.A. In November 1999, we issued to each lender an 18-month convertible debenture with an interest rate of 11% payable quarterly in arrears. In connection with the issuance of these convertible debentures, we issued to each lender a Class M stock purchase warrant to purchase 292,056 shares of Class A common stock at an exercise price of $1.284 per share. This prospectus registers 194,704 of the shares of our Class A common stock underlying each of these Class M stock purchase warrants that became exercisable on November 30, 1999. Because we have redeemed each of these convertible debentures in full, neither lender may exercise the remaining 97,352 shares of our Class A common stock previously underlying these Class M stock purchase warrants.

     We also issued Class M stock purchase warrants to purchase an aggregate of 116,822 shares of Class A common stock at an exercise price of $1.284 per share to Ladenburg Thalmann & Co., Inc. and Thomas Systems, Inc. for their services as placement agent and finder, respectively, in connection with this financing. This prospectus registers 38,941 shares of Class A common stock underlying each of these Class M stock purchase warrants that became exercisable on November 30, 1999. Because we have redeemed each of the convertible debentures in full, neither placement agent may exercise the remaining 38,940 shares of our Class A common stock underlying these Class M stock purchase warrants.

LISA AND LEE KATZ SETTLEMENT AGREEMENT

     On January 28, 2000, we entered into a settlement agreement with Lisa Katz and Lee Katz. Under the terms of this settlement agreement, we agreed to:

     - issue 95,000 shares of Class A common stock to Lisa Katz to settle all liabilities, claims, demands and disputes that Lisa Katz alleged in a complaint that Lisa Katz and Lee Katz filed with the San Diego County Superior Court on January 22, 1999; and

     - issue 65,000 shares of Class A common stock to Lee Katz to settle all liabilities, claims, demands and disputes that Lee Katz alleged in the January 22, 1999 complaint, and to settle an outstanding claim for rights to 10,000 shares of Class B common stock alleged in a complaint that Lee Katz filed with the San Diego Superior Court on December 21, 1998.

REGISTRATION OF UNDERLYING SHARES OF CLASS A COMMON STOCK

     We are registering for resale 627,290 shares of our Class A common stock on behalf of the selling shareholders listed on page 12. As to the Class M stock purchase warrants, we will prepare and file such amendments and supplements to this registration statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, to keep it effective until the earlier of:

     - the date that none of the shares covered by this registration statement are or may become issued and outstanding;

     - the date that the selling shareholders have sold all of the shares covered by this registration statement;

     - the date that the selling shareholders receive a legal opinion indicating that the shares of our Class A common stock issued upon exercise of the Class M stock purchase warrants may be sold under Rule 144(k) of the Securities Act of 1933 without time, volume or manner limitations, or that these Class M stock purchase warrants may be sold under Rule 144 without volume limitations; or

     - all of the shares have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933.

     We have agreed to pay all fees, disbursements and out-of-pocket expenses (other than broker discounts and commissions) in connection with this registration statement.

                                USE OF PROCEEDS

     We will receive certain cash consideration if any of the selling shareholders listed on page 12 exercise their respective Class M stock purchase warrants. We intend to use any cash proceeds that we receive from exercise of these Class M stock purchase warrants for working capital purposes. Otherwise, we will not receive any proceeds from the resale of any of the shares registered under this prospectus. We will pay all fees, disbursements and out-of-pocket expenses (other than broker discounts and commissions) in connection with the registration of the shares of Class A common stock registered under this prospectus. See "Selling Shareholders" for additional information.

                              SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of shares of our Class A common stock. Except as otherwise disclosed in this prospectus, the selling shareholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. Because the selling shareholders may offer all or a portion of the shares of our Class A common stock registered by this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after any sales.

                                                  NUMBER OF                       NUMBER OF
                                                  SHARES OF                       SHARES OF
                                                 COMMON STOCK     NUMBER OF        CLASS A
                                                 BENEFICIALLY     SHARES OF      COMMON STOCK
                                                 OWNED AS OF       CLASS A       BENEFICIALLY
                                                 FEBRUARY 29,    COMMON STOCK    OWNED AFTER
          NAME OF SELLING SHAREHOLDER              2000(1)      OFFERED HEREBY   OFFERING(2)
          ---------------------------            ------------   --------------   ------------
AMRO International, S.A........................     194,714        194,704                0
Endeavour Capital Fund, S.A.(3)................     523,471        194,704          328,767
Katz, Lee(4)...................................   3,431,193         65,000        3,366,193
Katz, Lisa(5)..................................      95,000         95,000                0
Ladenburg Thalmann & Co., Inc..................      38,941         38,941                0
Thomas Systems, Inc............................      38,941         38,941                0
                                                  ---------        -------        ---------
  Total........................................   4,322,260        627,290        3,694,960
                                                  =========        =======        =========

-------------------------
(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our Class A common stock that are issuable upon exercise of the Class M stock purchase warrants, to the extent that such securities are currently exercisable within 60 days of February 29, 2000, are treated as outstanding for computing each selling shareholder's percentage ownership of shares of our Class A common stock.

(2) Assumes that all of the shares of our Class A common stock registered under this prospectus are resold pursuant to this prospectus and that the selling shareholders will not hold any other shares of our Class A common stock.

(3) Beneficial ownership includes 328,767 shares held by Endeavour Capital Fund, S.A. and 194,704 shares issuable upon exercise of a Class M stock purchase warrant.

(4) Beneficial ownership includes 67,000 shares held by Lee Katz, 1,507,193 (including 386,190 shares issued upon exercise of Class D stock purchase warrants in December 1999) shares held by her husband, Dr. David H. Katz, options to purchase 30,000 shares by Lee Katz and options to purchase 1,827,000 shares by her husband. The amount listed excludes 375,000 shares of Class B common stock that her husband owns. Additionally, Amendment No. 2 to Schedule 13D dated September 3, 1998 filed by Dr. Katz with the SEC reports that Dr. Katz owns 234,000 shares of Class A common stock that he obtained as part of a settlement agreement between himself and several third parties. Dr. Katz has taken the position that these shares should be reinstated to their prior status as shares of our Class B common stock. We disagree with Dr. Katz' claim that these shares should be reclassified as shares of our Class B common stock based on our interpretation of our articles of incorporation. Dr. Katz is seeking a judicial determination that these shares should be reinstated as shares of Class B common stock.

(5) Lisa Katz is the daughter of Dr. David H. Katz. See Note 4 for additional beneficial ownership of Dr. Katz and Lee Katz.

     To our knowledge, except for Lee Katz and Lisa Katz, none of the foregoing persons beneficially own more than 1% of the aggregate of our shares of our Class A common stock and Class B common stock at February 29, 2000.

                              PLAN OF DISTRIBUTION

     The selling shareholders have advised us that they may offer the shares of Class A common stock registered under this prospectus to purchasers from time to time:

     - in transactions on the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the OTC Bulletin Board, depending on which exchange that our common stock is listed, in negotiated transactions, or by a combination of these methods;

     - at fixed prices that may be changed; at market prices prevailing at the time of the resale;

     - at prices related to such market prices; or

     - at negotiated prices.

     At the date of this prospectus, the selling shareholders have not entered into any underwriting arrangements. The selling shareholders may sell the shares registered under this prospectus to or through:

     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the OTC Bulletin Board;

     - purchases by brokers, dealers or underwriters who may receive compensation in the form of discounts or commissions from the selling shareholders or the purchasers of these shares, for whom the broker-dealers may act as agent or principal, or both;

     - "at the market" to or through market makers or into an existing market for our Class A common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected by agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of Class A common stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling shareholders under this prospectus. The number of shares of Class A common stock registered under this prospectus and beneficially owned by those selling shareholders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. In addition, a selling shareholder may, from time to time, sell short shares of Class A common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of Class A common stock offered hereby may be used to cover such short sales.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Class A common stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the Class A common stock by the broker-dealers. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of Class A common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling shareholder also may loan or pledge the shares of Class A common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Broker, dealers, underwriters or agents participating in the distribution of the shares of Class A common stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the Class A common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholders and any broker-dealers who act in connection with the sale of the shares of Class A common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of Class A common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the selling shareholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Class A common stock registered under this prospectus.

     We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of Class A common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling shareholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act of 1933 or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission instating a material fact under this registration statement or prospectus.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

                                 LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for our company by Baker & McKenzie, San Diego, California.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to our status as a development stage enterprise, our ability to continue as a going concern, and our status as a defendant in certain lawsuits), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. If our Class A common stock becomes listed on one of the national market exchanges, then you also may inspect such reports, proxy statements, information statements and other information concerning us at the offices of such national market exchange. If our Class A common stock becomes listed on the Nasdaq National Market System or the OTC Bulletin Board, then our information may be obtained from The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006; or if our Class A common stock becomes listed on the American Stock Exchange, then our information may be obtained from The American Stock Exchange, 86 Trinity Place, New York, NY 10004. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov), which contains the reports, proxy statements, information statements and other information that we file electronically with the SEC.

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, because certain parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved. Each such statement is deemed qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934:

          1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1999 filed with the SEC on January 13, 2000;

          2. Our Definitive Proxy Statement filed with the SEC on January 26, 2000;

          3. Our Current Reports on Form 8-K filed with the SEC on October 4, 1999, December 3, 1999 and February 4, 2000;

          4. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 filed with the SEC on February 14, 2000; and

          5. The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 31, 1990, including any amendments or reports filed for the purpose of updating the description.

     We also incorporate by reference as part of this prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act of 1934, that are after the date of this prospectus and before the termination of the offering of the shares registered under this prospectus. You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is modified or superseded, then the later filed report or document will modify or supersede the statements contained in this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any and all documents incorporated by reference in this prospectus (not including, however, the exhibits to those documents unless those exhibits are specifically incorporated by reference in such documents). Requests should be sent to the attention of the Secretary of our company, at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 or you may call and ask for the Secretary of our company at (858) 410-2600.